Exhibit 10.12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of                      (the “Effective Date”), by and between Versum Materials, Inc., a Delaware corporation (the “Company”) and                      (the “Executive”);

WHEREAS, the Company desires to employ Executive as its                      pursuant to the terms of this Agreement;

WHEREAS, Executive desires to be so employed.

WHEREAS, the parties hereto desire to enter into this Agreement to provide for the employment of the Employee by the Employer and for certain other matters in connection with such employment, all as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.    Employment; Term. The Company agrees to employ the Executive, and the Executive agrees to serve in the employ of the Company, in the position and with the responsibilities, duties and authority set forth in Section 2 and on the other terms and conditions set forth in this Agreement. The Executive’s employment shall constitute “at will” employment. Subject to Section 7, the Executive’s employment may be terminated at any time and for any reason. Certain rights and obligations of the Executive and the Company shall survive the termination of Executive’s employment, as set forth in this Agreement.

2.    Position, Duties. The Executive shall serve in the position of                      of the Company. The Executive shall perform, faithfully and diligently, such service and duties, and shall have such responsibilities, appropriate to said position, as shall be assigned to him. The Executive shall report directly to the Chief Executive Officer of the Company. The Executive agrees to devote his entire business time, best efforts, skills and attention to fulfilling the performance of his duties and responsibilities hereunder. The Executive shall be based in                     , except for travel required by Company business. Nothing set forth herein shall prohibit the Executive from engaging in personal investing activities or, upon the prior written approval of the Board, serving on the boards of directors of other entities whose businesses are not competitive with the Company, provided that such activities do not interfere in any material respect with the services to be provided by the Executive under this Agreement.

3.    Salary. In consideration of the performance by the Executive of the services set forth in Section 2 and his observance of the other covenants set forth herein, the Company shall pay to the Executive, and the Executive shall accept, a base salary at the rate of $             per annum, payable in accordance with the standard payroll practices of the Company. The Executive’s salary shall be reviewed at least annually for potential increase, in accordance with the Company’s practice in the U.S.

4.    Bonus. During the employment term, the Executive will be eligible to earn an annual bonus award (“Annual Bonus”), with a target bonus amount equal to     % of Executive’s Base Salary (the “Target Bonus”) based upon the achievement of performance goals established by the Board. All Annual Bonus amounts shall be determined and paid in accordance with the terms and conditions of the Company’s annual incentive plan or policy. In addition, the Executive will be eligible to participate in the Company’s long-term incentive plans available to senior executives of the Company in accordance with the terms and conditions of such plans, as in effect from time to time.

In the event the Company is required to prepare a restatement of its financial results for a fiscal year and the Board in good faith determines that the need for such restatement would require reduction, cancellation, forfeiture, or recoupment of an Annual Bonus, Executive shall, within 60 days of receiving notice of such Board determination (which notice shall state the reasons for the need for the restatement, identify the misconduct and include calculations of the impact thereof), reimburse the Company, net of taxes, for all excess remuneration (as defined below) received by Executive in connection with the Annual Bonus received by Executive with respect to such fiscal year. For purposes of this provision, the term “excess remuneration” means the excess of the Annual Bonus payment made to Executive for such fiscal year over the payment that would have been made to Executive for such fiscal year had Executive’s payment been calculated based on the financial statements as restated, as determined in the good faith discretion of the Board. All Annual Bonus awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Compensation Committee and as in effect from time to time; and (ii) applicable law.

5.    Expense Reimbursement. During the employment term, the Company shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, upon the presentation of proper accounts therefor in accordance with the Company’s policies (but in no event later than the last day of the calendar year next following the calendar year in which the expenses were incurred).

6.    Benefits.

6.1    Generally. During the employment term, the Executive will be eligible to participate in all benefit plans and programs offered by the Company from time to time to its employees of comparable seniority, subject to the terms and conditions of such plans and programs as in effect from time to time. Such plans and programs currently include the following:

(i)    Health Care Benefits (medical, pharmaceutical, dental and vision),

(ii)    Short-Term and Long-Term Disability Plans,

(iii)    Life and Accident Plan,

(iv)    Health Care and Dependent Care Reimbursement Account, including Health Savings Accounts,

(v)    Personal Excess Liability Insurance Program, if available,

(vi)    Retirement Savings Plan, and

(vii)    Non-Qualified Savings Plan or Deferred Compensation Plan.

6.2    Vacation. During the employment term, the Executive shall be entitled to up to [four (4)]1 weeks’ vacation on an annual basis, which must be used in the year granted and not carried over from year to year. Paid holidays may be taken in accordance with the holiday policy and schedule of the Company as from time to time in effect.

6.3    Fringe Benefits. The Executive shall be entitled to participate in all insurance and other fringe benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other officers and key employees of the Company.

6.4    Equity Compensation. The Executive shall be eligible to participate in the Versum Materials, Inc. Long-Term Incentive Plan.

6.5    Entire Compensation. The compensation and benefits provided for in this Agreement shall constitute full payment for the services to be rendered by the Executive to the Company hereunder.

7.    Termination of Employment.

7.1    Death. In the event of the death of the Executive, the Company shall pay to the estate or other legal representative of the Executive, within ninety (90) days of the Executive’s death, (i) the salary accrued to the date of the Executive’s death and not theretofore paid and (ii) any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which such termination occurs. In addition, the Company shall pay to the estate or other legal representative of the Executive a lump sum, pro rata portion of any Annual Bonus that Executive would have been entitled to receive pursuant to Section 4 for the fiscal year in which such termination occurs, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, calculated on the actual performance for the fiscal year in which termination occurs (the “Pro-Rata Bonus”), payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated. Rights and benefits of the estate or other legal representative of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the terms and conditions of such plans and programs. Neither the estate nor other legal representative of the Executive nor the Company shall have any further rights or obligations under this Agreement except as provided in this Section 7.1.

7.2    Disability. Upon Executive’s permanent disability, the Company shall have the right to terminate Executive’s employment with the Company hereunder immediately with written notice. For these purposes, “permanent disability” shall mean the Executive failing to perform his duties on a full-time basis for a period of more than six (6) consecutive months during any 12-month period due to a physical or mental disability or infirmity, as determined by the Board and supported by the opinion of a physician. The Executive shall fully cooperate with the physician retained to furnish such opinion, including submitting to such examinations and tests as may be requested by the physician. Notwithstanding the foregoing, in the event that as a result of mental or physical incapacity Executive earlier incurs a “separation from service”

[1]	Will be adjusted for each Agreement.

within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), Executive will be deemed to have a termination of employment by reason of permanent disability under this Agreement. In the event of Executive’s termination by reason of permanent disability, the Company shall pay to the Executive, within ninety (90) days of the Executive’s termination, (i) the salary accrued to the date of such termination and not theretofore paid and (ii) any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which such termination occurs. In addition, the Company shall pay to the Executive the Pro-Rata Bonus, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated. Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the terms and conditions of such plans and programs. Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in this Section 7.2 and Section 8.

7.3    Termination by the Company For Cause. If the Company terminates the Executive’s employment for Cause (as defined in Section 9(a)), the Company shall pay to the Executive, within ninety (90) days of the Executive’s termination, the salary accrued to the date of termination and not theretofore paid and any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which such termination occurs. Executive will not be entitled to the Pro-Rata Bonus. Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the terms and conditions of such plans and programs. Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in this Section 7.3 and Section 8.

7.4    Termination by the Company Without Cause Prior to a Change in Control. If the Company terminates the Executive’s employment prior to a Change in Control (as defined in Section 9(c)), other than pursuant to Section 7.1 (Death), 7.2 (Disability), or 7.3 (Cause), the Company shall pay to the Executive, within ninety (90) days of the Executive’s termination, the salary accrued to the date of termination and not theretofore paid to the Executive and any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which such termination occurs. In addition, Executive shall be entitled to receive a lump sum pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year in which such termination occurs (but only to the extent of achievement of the applicable performance standards for such year) based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated; provided, however, that to the extent the Annual Bonus is subject to the exercise of negative discretion, such discretion shall not be exercised to reduce Executive’s Annual Bonus by a greater percentage than is applied generally to senior executives subject to such discretion. In addition, subject to Executive’s compliance with the provisions of Section 8 and in lieu of any severance otherwise payable to Executive under any severance plan or policy maintained by the Company, the Company shall:

(i)    pay to Executive for the duration of the Severance Period (as defined below) a monthly amount, in accordance with the Company’s normal payroll practice, equal to the sum of (x) his monthly base salary and (y) 1/12th of his average Annual Bonus paid with respect to the last three fiscal years ending immediately prior to his termination of employment. For the purposes of calculating the three-year average Annual Bonus, the following shall apply: i) for each such previous year, the most recent target bonus percentage; the most recent salary and the actual performance payout factor for such preceding fiscal years shall be used; ii) for any years that such bonus amount or bonus percentage is not available, the target bonus or percentage based upon the most recent target percentage shall be used; and iii) for any partial bonus years within the three preceding completed fiscal years, such bonus year shall be adjusted as if the full year bonus was earned using the most recent target percentage (the “Average Bonus Calculation Principles”). The Severance Period shall be twelve (12) months (the “Severance Period”);

(ii)    continue payment of Executive’s Health Care Benefits under COBRA until the earlier of (x) the date on which Executive’s COBRA eligibility ceases, or (y) the twelve (12) month anniversary of Executive’s termination of employment;

(iii)    pay a lump-sum amount of $10,000 for outplacement services, which shall be paid within 60 days of Executive’s termination of employment;

(iv)    pay to the Executive, at the end of the twelve (12) month period following termination of employment, an amount equal to the maximum amount that the Company would have been obligated to contribute on his behalf as matching contributions to the Company’s qualified and non-qualified retirement plans for such twelve (12) month period, based on the Executive’s most recent deferral elections with respect to such plans, plus the maximum amount that the Company would have been obligated to contribute on his behalf as non-elective contributions to the Company’s qualified and non-qualified retirement plans for such twelve (12) month period, based on his salary in effect immediately prior to his termination of employment, in each case to the extent such amounts would have been vested at the end of the twelve (12) month period under the terms of such plans had he remained in employment for such period.

The rights and benefits of the Executive under the benefit plans and programs of the Company (other than any severance plan or policy) shall be determined in accordance with the terms and conditions of such plans and programs. Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in this Section 7.4 and Section 8.

7.5    Termination by the Company Without Cause Following a Change in Control. If, following the occurrence of a Change in Control, the Company (or successor) terminates the Executive’s employment other than pursuant to Section 7.1 (Death), 7.2 (Disability), or 7.3 (Cause), the Company (or successor) shall pay to the Executive, within sixty (60) days of the Executive’s termination, the salary accrued to the date of termination and not theretofore paid to the Executive and any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which such termination occurs. In addition, Executive shall be entitled to receive a lump sum pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year in which such termination occurs (but only to the extent of achievement of the applicable performance standards for such year) based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated; provided, however, that to the extent the Annual Bonus is subject to the exercise of negative discretion, such discretion shall not be exercised to reduce Executive’s Annual Bonus by a greater percentage than is applied generally to senior executives subject to such discretion. In addition, subject to Executive’s compliance with the provisions of Section 8 and in lieu of any severance otherwise payable to Executive under any severance plan or policy maintained by the Company, the Company (or successor) shall:

(i)    pay the Executive, within sixty (60) days of termination, a cash lump sum payment in an amount equal to the number of months (including partial months) in the Severance Period multiplied by the sum of (x) his monthly base salary at the rate in effect immediately prior to Executive’s termination of employment and (y) 1/12th of his average Annual Bonus paid with respect to the last three fiscal years ending immediately prior to his termination of employment. For the purposes of calculating the three-year average Annual Bonus, the calculation shall be based upon the Average Bonus Calculation Principles set forth above;

(ii)    continue payment of Executive’s Health Care Benefits under COBRA until the earlier of (x) the date on which Executive’s COBRA eligibility ceases, or (y) the twelve (12) month anniversary of Executive’s termination of employment;

(iii)    pay, a lump-sum amount of $10,000 for outplacement services, which shall be paid within 60 days of Executive’s termination of employment; and

(iv)    pay to the Executive, at the end of the twelve (12) month period following termination of employment, an amount equal to the maximum amount that the Company (or successor) would have been obligated to contribute on his behalf as matching contributions to the Company’s (or successor’s) qualified and non-qualified retirement plans for such twelve (12) month period, based on the Executive’s most recent deferral elections with respect to such plans, plus the maximum amount that the Company (or successor) would have been obligated to contribute on his behalf as non-elective contributions to the Company’s (or successor’s) qualified and non-qualified retirement plans for such twelve (12) month period, based on his salary in effect immediately prior to his termination of employment, in each case to the extent such amounts would have been vested at the end of the twelve (12) month period under the terms of such plans had he remained in employment for such period.

Notwithstanding the foregoing provisions of this Section 7.6, if the Change in Control fails to qualify as a “change of control” for purposes of Section 409A of the Internal Revenue Code or if Section 409A otherwise so requires, the accrued and unpaid salary and Annual Bonus referred to in the first paragraph of this Section 7.6 shall be paid within ninety (90) days of the Executive’s termination, and the amounts described in clauses (x) and (y) of clause (i) of this Section 7.6 shall be paid monthly, in accordance with the company’s normal payroll practice, for the duration of the Severance Period.

The rights and benefits of the Executive under the benefit plans and programs of the Company (other than any severance plan or policy) shall be determined in accordance with the terms and conditions of such plans and programs. Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in this Section 7.6 and Section 8.

For the avoidance of doubt, it is understood and agreed that if a Change of Control occurs after the Executive’s termination of employment and his termination was not in anticipation of such Change of Control, the provisions of this Section 7.6 shall not apply.

7.6    Release. Notwithstanding anything in this Agreement to the contrary, the Company’s obligations under Sections 7.4, 7.5 and 7.6 shall terminate if Executive does not execute and deliver to the Company a release substantially in the form attached hereto as Appendix A within [forty-five (45) days] of termination of employment or revokes such release within any applicable revocation period.

7.7    Voluntary Resignation and Other Termination. If, whether prior to or following a Change in Control, the Executive’s employment with the Company terminates for any reason other than pursuant to Section 7.1 (Death), 7.2 (Disability), 7.3 (Cause), 7.4 (Without Cause), or 7.5 (Without Cause Following a Change of Control), including by reason of voluntary resignation by the Executive, the Company shall pay to the Executive, within ninety (90) days of the Executive’s termination, the salary accrued to the date of termination and not theretofore paid and any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which such termination occurs. Executive will not be entitled to any portion of the Annual Bonus for the fiscal year in which such termination occurs. Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the terms and conditions of such plans and programs. Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in this Section 7.8 and Section 8.

7.8    Special 409A Provisions. Notwithstanding any provision of this Agreement to the contrary, if Executive is a specified employee within the meaning of Section 409A, as determined by the Board of Directors of the Company in accordance with Section 409A, any amounts payable under this Agreement or any other payments to which Executive may be entitled on account of a “separation from service” within the meaning of Section 409A which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following Executive’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of Executive’s termination of employment, at which time all payments that were suspended shall be paid to Executive in a lump sum, together with interest on each suspended payment at the prime rate (as reported in the Wall Street Journal) from the date of suspension to the date of payment. For purposes of Section 409A, each payment under this Section 7 will be treated as a separate and distinct payment and any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Payment or reimbursement of each of the business expenses and tax gross-up payments called for by this Agreement with respect to any calendar year shall not affect the amount eligible for payment or reimbursement in any other calendar year, and such payments and reimbursements may not be exchanged for cash or another benefit. If any amounts are due to be paid to Executive within a specified period, the date of payment within such period shall be in the sole discretion of the Company.

7.9    Section 280G. (a) Notwithstanding any provision of this Agreement to the contrary, if any of the payments or benefits received or to be received by the Executive in connection with the Executive’s termination of employment in respect of a Change in Control, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (all such payments and benefits, being hereinafter referred to as the “Total Payments”), would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Executive shall receive the Total Payments and be responsible for the Excise Tax; provided, however that the Executive shall not receive the Total Payments and the Total Payments shall be reduced to the Safe Harbor Amount (defined below) if (1) the net amount of such Total Payments, as so reduced to the Safe Harbor Amount (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (2) the net amount of such Total Payment without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments). The “Safe Harbor Amount” is the amount to which the Total Payments would hypothetically have to be reduced so that no portion of the Total Payments would be subject to the Excise Tax.

(b)    For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (1) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (2) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and the Executive, shall be selected. The fees and expenses of Tax Counsel and the Auditor shall be paid by the Company.

(c)    In the event it is determined that the Safe Harbor Amount is payable to the Executive, then the severance payments provided under Section 7.6 which are cash shall first be reduced on a pro rata basis, and the non-cash severance payments shall thereafter be reduced on a pro rata basis, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.

8.    Restrictive Covenants.

In consideration of the good and valuable consideration set forth herein, the Executive contemporaneously with the execution of this Agreement will sign the Non-Solicitation, Non-Compete, Confidentiality and Intellectual Property Agreement attached hereto as Appendix B.

9.    Non-Disparagement.

Executive agrees not to make written or oral statements about the Company, its subsidiaries or affiliates, or its directors, executive officers or non-executive officer employees that are negative or disparaging. The Company, its subsidiaries and affiliates shall not, and the Company shall instruct its directors and executive officers to not, make written or oral statements about Executive that are negative or disparaging. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive, the Company, its subsidiaries and affiliates, and the Company’s directors and executive officers from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction.

10.    Cooperation.

Following Executive’s termination of employment for any reason, Executive agrees to make himself reasonably available to cooperate with the Company and its affiliates in matters that materially concern: (i) requests for information about the services Executive provided to the Company and its affiliates during his employment with the Company and its affiliates, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and its affiliates which relate to events or occurrences that transpired while Executive was employed the Company and its affiliates and as to which Executive has, or would reasonably be expected to have, personal experience, knowledge or information or (iii) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the US Department of Justice, the US Federal Trade Commission or the US Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and its affiliates. Nothing in this Section shall be construed to limit in any way any rights Executive may have at applicable law not to provide testimony with regard to specific matters. Unless required by law or legal process, Executive will not knowingly or intentionally furnish information to or cooperate with any non-governmental entity (other than the Company) in connection with any potential or pending proceeding or legal action involving matters arising during Executive’s employment with the Company and its affiliates. The Company will reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this

Section for which Executive has obtained prior approval from the Company. Nothing in this Section or any other agreement by and between the Parties is intended to or shall preclude or in any way limit or restrict Executive from providing accurate and truthful testimony or information to any governmental agency.

11.    Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)    “Cause” means:

(1)    the Executive’s willful and continued failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness), after written notice from the Company requesting such substantial performance is delivered to Executive, which notice identifies in reasonable detail the manner in which the Company believes the Executive has not substantially performed his duties and provides a thirty (30) days in which to cure such failure, or

(2)    any act of fraud, embezzlement or theft on the Executive’s part against the Company or its affiliates,

(3)    a conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude;

(4)    a breach of a material element of the Company’s Code of Conduct or;

(5)    any material breach of Executive’s obligations under this Agreement, which, to the extent curable, has not been cured to the reasonable satisfaction of the Board within thirty (30) days after Executive has been provided written notice of such breach.

(b)    “Change in Control” means the earliest date at which:

(1)    any Person (which term shall mean any individual, corporation, partnership, group, association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company or any employee benefit plans sponsored by the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of the Company representing 50.1% or more of the combined voting power of the Company’s outstanding Voting Securities (which term shall mean securities which under ordinary circumstances are entitled to vote for the election of directors) other than through the purchase of Voting Securities directly from the Company through a private placement;

(2)    individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board;

(3)    a merger or consolidation involving the Company or its stock or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company is consummated, unless, immediately following such transaction, 50.1% or more of the then outstanding Voting Securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners of the Company’s outstanding Voting Securities immediately prior to such transaction (treating, for purposes of determining whether the 50.1% continuity test is met, any ownership of the Voting Securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or other ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding Voting Securities immediately prior to the transaction); or

(4)    all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

12.    Arbitration. Any dispute or controversy arising under, related to or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s award shall be final and binding on all parties to this Agreement. Judgment may be entered on an arbitrator’s award in any court having competent jurisdiction.

13.    Assignment. This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives and heirs. The Executive hereby consents to the assignment of this Agreement to any successor or assign of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (by merger or otherwise) to expressly assume this Agreement.

14.    Mitigation/Set Off. Subject to Section 4 herein, the Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates except, to the extent permitted by Section 409A, for any specific, stated amounts owed by the Executive to the Company. In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

15.    Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof. Any provision of this Agreement which is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular person or persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular person or persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

16.    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

17.    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York without reference to principles of conflicts of law.

18.    Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes in its entirety any and all prior agreements, understandings, or representations relating to the subject matter hereof. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

19.    Interpretation. All parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Executive and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above set forth.

VERSUM MATERIALS, LLC

By:
Name:
Title:

EXECUTIVE

/s/

Appendix A

WAIVER AND RELEASE AGREEMENT

1.    In consideration for the severance pay and severance benefits to be provided to me under the terms of the EMPLOYMENT AGREEMENT DATED AS OF                                      ,                 , I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby irrevocably and KNOWINGLY, VOLUNTARILY and unconditionally waive and release fully and forever VERSUM MATERIALS, [LLC/Inc.], and it Affiliates (hereinafter collectively referred to as the “Employer”) together with the Employer’s past and present parents, subsidiaries, divisions and related or affiliated entities, whether direct or indirect, its and their joint ventures and joint venturers (including their respective directors, officers, employees, shareholders, attorneys, insurers, trustees, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind (“Claims”) which have or could be asserted from the beginning of time until the date of my execution of this Waiver and Release Agreement against the Releasees including, but not limited to:

(a)    Claims arising out of or related to my employment with and/or separation from employment with the Employer and/or any of the other Releasees;

(b)    Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, the Portal to Portal Act, the National Labor Relations Act (NLRA), the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Wage Payment and Collection Law, all as amended, or any other federal, state, or local law or ordinance relating in any way to unlawful discharge, discrimination, retaliation, wage payment, or fair employment practices, or any claim under any statutory or common law theory (including, but not limited to, claims based on sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(c)    Claims arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(d)    any other Claim whatsoever including, but not limited to, claims for severance pay, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Employer and/or any of the other Releasees, but excluding the filing of an administrative charge of discrimination, any claims which I may make under state workers’ compensation or unemployment laws, and/or any claims which by law I cannot waive.

2.    I also agree never to sue any of the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my employment with and/or separation from employment with the Employer and/or any of the other Releasees, except I may bring a lawsuit to challenge (i) any rights or claims that arise after Employee signs this Agreement; (ii) any claim to challenge the release under the ADEA; (iii) any rights to vested retirement benefits; and (iv) any rights that cannot be waived by operation of law.

3.    I further acknowledge and agree in the event that I breach the provisions of paragraph (2) above, then (a) the Employer shall be entitled to apply for and receive an injunction to restrain any violation of paragraph (2) above, (b) the Employer shall not be obligated to continue payment of the severance pay and availability of severance benefits to me, (c) I shall be obligated to pay to the Employer its costs and expenses in enforcing this Waiver and Release Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) as an alternative to (c), at the Employer’s option, I shall be obligated upon demand to repay to the Employer all but $100 of the severance pay and cost of the severance benefits paid or made available to me. I further agree that the foregoing covenants shall not affect the validity of this Waiver and Release Agreement and shall not be deemed a penalty nor a forfeiture.

4.    I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or separation from employment with the Employer and/or any of the other Releasees.

5.    I promise to not seek employment with the Employer or any of the Releasees in the future. I further agree to waive, release, and discharge Releasees from any reinstatement rights which I have or could have and I acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim.

6.    I acknowledge and agree that I am bound by the post-employment restrictions set forth in Paragraph 8 of my Employment Agreement with the Employer. I further agree that if I breach any of the provisions in Paragraph 8 of the Employment Agreement, then (a) the Employer shall be entitled to apply for and receive an injunction to restrain such breach, (b) the Employer shall not be obligated to continue payment of the severance pay and availability of severance benefits to me, and (c) I shall be obligated to pay to the Employer its costs and expenses in enforcing the terms of Paragraph 8 of the Employment Agreement (including court costs, expenses and reasonable legal fees).

7.    I acknowledge that I have been given at least [forty-five (45)] [twenty-one (21)] days to consider this Waiver and Release Agreement thoroughly and I was encouraged to consult with my personal attorney, if desired, before signing below.

8.    I understand that I may revoke this Waiver and Release Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven (7) day period to the Plan Administrator. I further understand that if I revoke this Waiver and Release Agreement, I shall not receive the severance pay nor the severance benefits.

9.    I also understand that the severance pay and severance benefits which I will receive in exchange for signing and not later revoking this Waiver and Release Agreement are in addition to anything of value to which I already am entitled.

10.    I FURTHER UNDERSTAND THAT THIS WAIVER AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

11.    I acknowledge and agree that if any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

12.    This Waiver and Release Agreement is deemed made and entered into in the New York, and in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law, the internal laws of the New York shall apply without regard to its conflicts of law provisions. Any dispute under this Waiver and Release Agreement shall be adjudicated by a court of competent jurisdiction in the Commonwealth of Pennsylvania.

13.    I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Waiver and Release Agreement and that I voluntarily enter into this Waiver and Release Agreement by signing below. I acknowledge that I am not entering into this Waiver and Release Agreement relying on any representations by the Company or other Releasees concerning the meaning of any aspect of this Agreement.

(Name of Eligible Employee – Please Print)

(Signature of Eligible Employee)

(Date)

PLEASE RETURN TO:

Human Resource Administrator

Appendix B

Employee Number:

VERSUM MATERIALS, INC.

EMPLOYEE NON-SOLICITATION, NON-COMPETE AND

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

This NON-SOLICITATION, NON-COMPETE, CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT is made and entered into this 03 day of October 2016 (this “Agreement”) by and between Versum Materials, Inc. and its affiliates and subsidiaries (collectively the “Company”) and                          (the “Employee”) (collectively, the “Parties”).

WHEREAS, the Company is offering employment or continued employment to Employee, which is good and valuable consideration for this Agreement, including as set forth in the Employment Agreement, dated October 1, 2016;

WHEREAS, the Employee will derive substantial personal benefits from employment with the Company and Employee has determined that the execution of this Agreement directly benefits and is in the best interest of the Employee;

WHEREAS, the course of Employee’s employment with the Company, Employee will be exposed to and have access to the Company’s confidential and proprietary information, trade secrets, intellectual property and other legally protectable business information; and

WHEREAS, the Parties recognize and agree that the Company has a legitimate interest in protecting its confidential and proprietary information, trade secrets, intellectual property and other legally protectable business and technical information;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending legally to be bound, agree to the foregoing and as follows:

1. Restrictive Covenants.

(a) Confidentiality. Employee agrees that both during and at all times after Employee’s employment with the Company, Employee will not disclose to any third party or use in any way (except in performing Employee’s duties while employed by the Company and in the interests of the Company and/or its affiliates) any confidential information, proprietary information, trade secrets, or other legally protectable information belonging to the Company or third party confidential information made available during Employee’s employment including, without limitation, information related to Company’s contractors, customers, licensors, subscribers, distributors or other vendors (“Customers”), regardless of the form in which such information is maintained, whether in hard-copy or electronic form, and regardless of whether such information constitutes an original or a copy. This includes, without limitation: Customer or supplier lists; research; financial, purchasing, and business planning information; financial and business projections and plans; drawings and designs; marketing and promotional information, ideas and strategies; marketing surveys and analyses; technologies; budgets; pricing policies, plans and strategies; invoices; actual and projected revenues and profits; Customer identities and Customer lists; Customer documents, files, and accounts; information relating to the Company’s personnel or any other personnel data or information; the terms or structure of the Company’s contracts and agreements with Customers, including draft or prospective contracts; information relating to the Company’s products and services; and any other information relating to the Company and its products, services or contracts that Employee acquired as a result of Employee’s employment with the Company and that is not generally known or available to the public. Notwithstanding anything in this Agreement or any code of conduct or ethics, disclosure policy or other code, policy or similar document of the Company to the contrary, nothing herein or therein shall restrict Employee from reporting to the Securities and Exchange Commission, or communicating directly with its staff, about a possible securities law violation.

(i)	For purposes of this Agreement, the term “confidential information” shall include, without limitation, any and all information that is not generally known to the public or which the Company considers to be confidential, received from and concerning, directly or indirectly, the affairs of the Company or received by the Company from a third party under obligations of Confidentiality; regardless of whether the information is labeled as confidential or proprietary. Confidential information shall also include, without limitation, the following listing and descriptions, along with information derived directly or indirectly therefrom, provided, however, that the following listing and descriptions are not intended to be an all-inclusive description or listing of confidential information Employee may receive, learn, or derive during his/her employment:

1.	Sales and Marketing Information: this shall include, without limitation, any and all items and information related to or concerning the Company’s operations including, but not limited to, the identity, number, and location of any and all customers, and volume and pricing and/or revenue for any and all products sold or provided to each and all of such customers; and information related to sales techniques, marketing strategy, market surveys, sales projections, market or sales forecasts, and the like, however embodied.

2.	Management and Corporate Information: this shall include, without limitation, any and all items and information related to or concerning any and all compensation programs for employees of the Company and/or any and all organization charts, corporate structure, or reporting or control diagrams or processes, and the like, however embodied.

3.	Technical Information: this shall include, without limitation, any and all items and information related to or concerning the Company’s manufacturing techniques, any and all product properties and characteristics, any and all composition of any and all products, manufacturing capacity and capabilities, manufacturing processes, quality control, plant layout, shipping methods and capabilities, data, know-how, formulas, compositions, processes, documents, designs, sketches, photographs, plans, graphs, drawings, specifications, equipment, reports, customer lists, studies, findings, Inventions, raw material utilizations, raw material sources, ideas, and the like, however embodied.

4.	Financial Information: this shall include, without limitation, any and all items and information related to or concerning any and all pricing or prices for the Company’s products, raw materials, packaging, labor and overhead, fixed costs, variable costs, margins, selling policies, returns and allowances policies, discount policies of any kind, and the like, however embodied.

5.	Other Information: this shall include, without limitation, any and all items and information of whatever nature and however embodied that gives the Company an opportunity to obtain an advantage over others that do not know or use such information.

(ii)	For purposes of this Agreement, the term “trade secret” shall include, without limitation, any and all information (including, also without limitation, a formula, know-how, pattern, compilation, program, device, method, technique, or process) that derives independent economic value, actual or potential, from not being generally known to or readily ascertainable through appropriate means by other persons who might obtain economic value from its disclosure or use, and that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b) No Solicitation of Employees. Employee agrees that, both during Employee’s employment with the Company and for a period of one (1) year following the termination of Employee’s employment with the Company at any time and for any reason, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity (regardless of who first initiates the communication), hire or solicit to hire for employment or consulting or other provision of services, any person who is actively employed or engaged (or in the preceding six (6) months was actively employed or engaged) by the Company. This includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any person employed or engaged by the Company to terminate his or her relationship with the Company; helping to identify or evaluate Company employees for recruitment away from the Company; and helping any person or entity hire an employee away from the Company.

(c) No Solicitation of Customers. Employee agrees that, both during Employee’s employment and for a period of one (1) year following the termination of Employee’s employment with the Company at any time and for any reason, Employee will not directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, solicit the business of or provide services or goods similar to the services or goods provided by the Company to any Customer or any other entity with which the Company has an agreement to perform services or provide goods during the six (6) month period prior to Employee’s separation from the Company. Employee further agrees not to directly or indirectly contact any Customers for the purpose of soliciting such Customer to purchase or license a product or service that is the same as, similar to or in competition with those products and/or services offered, made, or rendered by the Company.

(d) Non-Competition. Employee understands and agrees that the Company has invested or will invest significant resources and time to train and develop Employee’s skills and knowledge specific to the Company’s business. The Company has invested or will also invest significant resources and time assisting Employee in developing important business relationships vital to the Company’s business. During Employee’s employment with the Company and for a period of one (1) year following the termination of Employee’s employment with the Company at any time and for any reason, Employee shall not, on Employee’s own behalf or on behalf of others, directly or indirectly (whether as an Employee, consultant, investor, partner, sole proprietor or otherwise), perform services for, become employed by, or become associated with (such as through ownership) any entity which engages in a business which competes with the Employer’s business. The above notwithstanding, the ownership, for investment purposes, of up to one percent (1%) of the total outstanding equity securities of a publicly traded company, shall not be considered a violation of this subparagraph (d).

(e) Enforcement

(i) Employee acknowledges that the restrictions contained in this Agreement including this Paragraph (e) are necessary to protect the Company’s confidential and proprietary information, trade secrets, intellectual property and other legally protectable business information; and further acknowledges and agrees that each and every restriction in this Paragraph (e) is reasonable in all respects, including duration, territory and scope of activity.

(ii) Employee agrees that the restrictions contained in this Agreement including this Paragraph (e) shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between Employee and the Company. To the extent that any restriction of this Paragraph (e) is determined by any court of competent jurisdiction to be unenforceable, the Parties expressly agree and intend that such restriction be reduced in scope to the extent permitted by law, and that such remaining restriction be enforced, and that the other restrictions of this Paragraph (e) remain in full force and effect.

(iii) Employee agrees that the existence of any claim or cause of action by Employee against the Company shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Paragraph (e).

(iv) Employee agrees that the injury the Company will suffer in the event of the breach by Employee of any clause of this Agreement including this Paragraph (e) will cause the Company irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, Employee agrees that the Company (and each of its affiliates and subsidiaries), without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise, without the posting of any bond, from any U.S. or non-U.S. agency, court or tribunal of competent jurisdiction, including, without limitation, injunctive relief to prevent the employee’s failure to comply with the terms and conditions of this Paragraph (e). The periods of time referenced in each of subparagraphs (b), (c) and (d) above shall be tolled on a day-for-day basis for each day during which Employee violates the provisions of subparagraphs (b), (c) or (d) in any respect, so that Employee is restricted from engaging in the activities prohibited by subparagraphs (b), (c) and (d) for the full stated time period.

(v) Employee acknowledges that any breach or violation of this Agreement may subject Employee to civil and criminal damages and penalties including, without limitation,

under the Economic Espionage Act and the Defend Trade Secrets Act. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, the Parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

2. Intellectual Property.

(i) Employee will not at any time during or after Employee’s employment with the Company have or claim any right, title or interest in any Inventions, trade name, trademark, patent, invention, trade secret, works of authorship, copyright, work for hire or other similar rights belonging to or used by the Company and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of the Company, whatever Employee’s involvement with such matters may have been, and whether procured, produced, prepared, or published in whole or in part by Employee; it being the intention of the Parties that Employee shall and hereby does, recognize that the Company now has and shall hereafter have and retain the sole and exclusive rights in any and all such Inventions, trade names, trademarks, patents, inventions, trade secrets, works of authorship, and copyrights (all Employee’s work in this regard being a work for hire for the Company under the copyright laws of the United States) and hereby assigns and agrees to assign Employee’s entire worldwide interest in the foregoing exclusively to Company. If any work created by Employee is not a work for hire under the copyright laws of the United States, then Employee hereby assigns to the Company all rights, title and interests in each such work (including, but not limited to, copyrights rights). Employee shall cooperate fully with the Company during Employee’s employment and thereafter in the securing of Inventions, trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries. Employee acknowledges that compensation paid by Company in accordance with its policies and procedures is reasonable and complies with the inventor award and remuneration laws of non-U.S. countries including the Peoples Republic of China and Germany.

(ii) The fact that such copyrightable works, Inventions or other intellectual property are created by Employee outside of the Company’s facilities or other than during Employee’s working hours with the Company shall not diminish the Company’s rights with respect to such works, Inventions or other intellectual property which otherwise fall within this paragraph. Employee agrees to execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this Agreement.

(iii) Employee shall promptly and fully disclose to the Company, in writing, any inventions, ideas, discoveries, or improvements, whether patentable or unpatentable (referred to herein collectively as “Invention(s)”), of whatever nature conceived by Employee or made in whole or in part by Employee while employed by the Company, and Employee recognizes the

Company’s sole and exclusive proprietary right(s) in any Invention(s) which is/are deemed by its/their nature to have resulted from the present or past duties of Employee within the scope of the Company’s business, whether they are patentable or not. Any inventions, patented or unpatented, which were made or conceived by Employee prior to employment and acknowledged by Company in the Attachment, are excluded from this Agreement.

(iv) Employee also recognizes and agrees that the Company has a sole and exclusive proprietary right in any Invention(s) which was/were developed and/or conceived while directly or indirectly utilizing the Company’s equipment, supplies, and/or facilities during the course of Employee’s performance of duties. Subject to the relevant laws, Employee also recognizes and agrees that the Company’s sole and exclusive proprietary right in any Invention(s) which was/were developed, conceived, and/or reduced to practice, constructively or otherwise, while directly or indirectly utilizing, making use of, incorporating any part of, and/or based in whole or in part on confidential information, during the course of Employee’s performance of duties. To the extent allowable by law, Employee also recognizes and agrees that the Company’s sole and exclusive proprietary right in any Invention(s) which was/were developed and/or conceived while directly or indirectly utilizing the Company’s equipment, supplies, and/or facilities, even after Employee’s employment by the Company has ended, if the Invention relates to: (i) any of the Company’s or its affiliates’ businesses; (ii) to the Company or its affiliates actual or demonstrably anticipated research or development; or (iii) the invention results from any work falling within the scope of Employee’s job duties for the Company.

3. Accounting, Record Keeping and Laboratory Notebooks. Employee agrees to accurately prepare, maintain, and file such proper accounts, books, records and notebooks as directed by Employee’s supervisor. Employee further agrees that the foregoing shall not include any materially false or misleading statements or omit any material facts. Employee further recognizes and agrees that, subject to the relevant laws, all records, data, information, and all records and notebooks kept by Employee during the course of Employee’s employment or which are related to the subject of this Agreement, whether or not directed by Employee’s supervisor, are the property of the Company, including the content thereof as well as any reproductions, copies, and all information derived therefrom, and will be returned to the Company upon termination of Employee’s employment.

4. Execution of Documents, and Testimony.

(i) Employee agrees to give evidence, testify and execute and deliver documents to the Company in order to cooperate fully with the Company in the securing of trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries. Employee agrees that this shall include, without limitation, the execution of any documents necessary or convenient to the Company, its assign(s) and/or designee(s), to obtain domestic or foreign patents, copyrights, and/or trademarks thereon, to the extent the Company, or its assigns or designee, may choose to apply for the same. Employee agrees to execute such documents whether the Company makes its request during or after Employee’s employment with the Company. Documents that employee agrees to execute shall include, without limitation, affidavits, applications, declarations, and assignments.

(ii) Employee further agrees to testify, either personally or through affidavits, in any legal proceedings relating to Invention(s) and Confidential Information, whenever requested by the Company.

(iii) Employee hereby irrevocably appoints the Company as Employee’s attorney-in-fact (with a power coupled with an interest) to execute any and all documents which may be necessary or appropriate in the security of such rights, including but not limited to, any copyright, patent and patent application in Employee’s work.

(iv) The Company shall bear all reasonable third party expenses required for Employee to comply with this Paragraph. Unless otherwise required under any applicable laws, Employee shall not be due any remunerations or payment associated with complying with the terms of this Agreement in addition to or outside of Employee’s salary and monthly allowance. After employment with the Company, in addition to reasonable third party expenses, should Employee be required to personally appear in any legal proceedings where the Company is enforcing its rights after Employee’s employment by the Company has terminated, the Company shall bear all reasonable expenses incurred by Employee as a result of such personal appearance. The Company’s agreement to the foregoing shall not include, and the Company shall not bear, any of Employee’s attorney fees or costs associated with any proceeding in which the Company and Employee are adversaries.

5. Employment at Will. Employee acknowledges and agrees that Employee’s employment with the Company is “at will” employment. Employee is free to resign and terminate Employee’s employment with the Company at any time for any reason. The Company is free to terminate Employee’s employment with the Company at any time for any reason. Notwithstanding any other provision of this Agreement, this Agreement is not intended to create, and shall not be construed to create, a contract of employment or other modification to Employee’s “at will” status.

6. Written Notice of New Employer or Enterprise. Employee further agrees that if Employee decides to leave the Company, Employee will provide written notice to Employee’s direct supervisor at least fifteen (15) days prior to resignation and that the written notice shall include (i) the new employer; and (ii) the position to be assumed and/or the nature of the business enterprise planned on pursuing.

7. Return of Company Property. Employee agrees not to remove (either physically or electronically) any property belonging to the Company from the Company’s premises, except as required in the ordinary course of Employee’s employment, unless the Company grants you express written authorization to do so. Upon the termination of Employee’s employment, and earlier if the Company so requests at any time, Employee shall promptly deliver to the Company (and shall not keep copies in Employee’s possession or deliver to any other person or entity) all of the Company’s equipment or Confidential information (as set out in Paragraph 1(a) above) in your possession. This requirement to return any such Company property shall also be a condition of Employee’s right to keep an amount of money or benefit paid to Employee upon Employee’s termination, if any. Further, the Company has the right to pursue all legal remedies to: (i) achieve the return of Company property; (ii) recoup any money, or value of any benefit, paid to Employee upon Employee’s termination; and (iii) obtain its reasonable attorneys’ fees, costs, or disbursements incurred in the exercise of its legal rights under the Paragraph.

8. Consent to Use Personally Identifiable Information. Employee agrees that, for purposes of human resource management, security and other reasonable business activities, Company and its affiliates are entitled to collect, process, use, transfer (including outbound transfer) and disclose my personal identifiable information. “Personally identifiable information” means data and information relating to Employee that is or can be identified, directly or indirectly, to Employee including by reference to an identification number or to one or more factors specific to Employee and includes, without limitation, information related to employment activities, employment and family status, payroll and other financial matters, health and medical benefits, security and insurance. Company may provide clinics and medical service providers, insurance companies or other service providers with Employee’s personal identifiable information. Employee further agrees that, for purposes of security, Company may install closed-circuit television (CCTV) around the Company’s buildings, inside the Company buildings, in working areas (except in private locations such as washrooms) and in other property controlled by Company; and that, Company may monitor, record, store, process, transmit (including outbound transmission) and disclose videos or information obtained from the CCTV.

9. Assignment. Neither Party may assign this Agreement without the prior written consent of the other, except that the Company may assign the Agreement including, but not limited to, the non-competition covenant in Paragraph 1(d), to any entity acquiring all or substantially all of the assets or the business of the Company in which Employee is primarily employed.

10. Waiver or Modification. Any waiver by the Company of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision of this Agreement. The failure of the Company to insist on strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist on strict adherence to that term or any other term of this Agreement. Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing signed by Employee and the Company’s General Counsel.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

12. Choice of Law. The parties agree that this Agreement shall be deemed to have been made and entered into in the Commonwealth of Pennsylvania and that the law of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or Employee to enforce their rights hereunder to any state court geographically located in Lehigh County, or any federal court located within the United States District Court for the Eastern District of Pennsylvania. Employee hereby waives any objections to the jurisdiction and venue of the state courts in or for Pennsylvania or the federal courts within the United States District Court for the Eastern District of Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum nonconveniens, in any proceeding by the Company to enforce its rights hereunder filed in Pennsylvania or within the United States District Court for the Eastern District of Pennsylvania. Employee agrees not to object to any petition filed by the Company to remove an action filed by Employee from a forum or court not located in Pennsylvania.

13. Entire Agreement. This Agreement contains the entire understanding of the Parties relating to the subject matter of this Agreement and merges, supersedes and replaces all other such prior written or oral agreements, understandings or arrangements relating to such subject matter. Employee acknowledges that in entering into this Agreement, Employee does not rely and has not relied on any statements or representations not contained in this Agreement.

14. Severability. Any term or provision of this Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

15. Headings. The headings of any paragraphs in this Agreement are for reference only and shall not be used in construing the terms of this Agreement.

16. Disclosure of Obligations. Employee consents to the Company’s notification to any third party of the existence of this Agreement.

17. Survival. The covenants, agreement, representations and warranties contained in this Agreement shall survive the termination of Employee’s employment with the Company at any time and for any reason. This Agreement shall be binding upon Employee’s heirs, executors and administrators, and shall inure to the benefit of the successors and assigns of the Company.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the first date written above.

VERSUM MATERIALS, INC.	EMPLOYEE

By:	By:

Name:	Name:

Title:	Date:

Date:	Employee Number:

ATTACHMENT

Invention	Patent/Application No.

Acknowledged By:

Versum Materials, Inc.